Exhibit 10.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT to Stock Purchase Agreement, dated as of August 21, 2012 (this “Amendment”), is entered into by and between Solta Medical, Inc., a Delaware corporation (“Buyer”), and Medicis Pharmaceutical Corporation, a Delaware corporation (“Seller”), and amends that certain Stock Purchase Agreement, dated as of September 12, 2011 (the “Stock Purchase Agreement”), by and between Buyer and Seller. Buyer and Seller are sometimes referred to herein as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Stock Purchase Agreement.

RECITALS

WHEREAS, Buyer and Seller desire to amend the Stock Purchase Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, intending to be legally bound hereby, Buyer and Seller agree as follows:

AGREEMENTS

1. Amendment. Section 2.7(g) is hereby amended and supplemented by adding the following new Section 2.7(g)(v):

(v) Notwithstanding anything to the contrary in Sections 2.7(g)(i) and (ii), subject to the terms and conditions of this Section 2.7(g)(v), Buyer may elect to defer the payment of all or any portion of the amounts required to be paid under either of Sections 2.7(g)(i) or (ii) based on the Sales/Profit Contingent Payment Amount and, if the Sales Milestone has also been achieved during such Contingent Payment Year, the Sales Milestone Payment Amount (the amount so deferred, the “Deferred Amount”), provided, that, (A) any Deferred Amount payable pursuant to Section 2.7(g)(i) shall be paid by Buyer no later than the date that is six (6) months after the date on which such Deferred Amount was initially due and payable pursuant to Section 2.7(g)(i), and (B) any Deferred Amount payable pursuant to Section 2.7(g)(ii) shall be paid by Buyer no later than the date that is six (6) months after the date on which such Deferred Amount would have been due and payable had such payment been payable (and not deferred hereunder) pursuant to Section 2.7(g)(i) and not audited or disputed by Buyer under Sections 2.7(c) and (d), respectively. Notwithstanding anything to the contrary contained in Section 2.6(b), simple interest shall accrue on any Deferred Amount until paid in full at an annual rate equal to the U.S. Prime Rate as published in the Wall Street Journal on the first

25881 INDUSTRIAL BLVD., HAYWARD, CA 94545

MAIN 510-782-2286     FAX 510-782-2287     WWW.SOLTA.COM

Business Day of such deferral plus two percent (2%) to and including the date of the payment in full of the Deferred Amount (and interest accrued thereon), on the basis of a 365-day year and the actual number of days elapsed during such deferral. Buyer’s right to defer payments hereunder shall be subject to Buyer’s delivery to Seller, no later than the date on which the Deferred Payment was initially due, of a written notice specifying the reason for such deferral election and the anticipated timing of the payment of the Deferred Amount.

2. Governing Law. This Amendment and all disputes controversies or claims relating to, arising out of or under, or in connection with this Amendment, including the negotiation, execution and performance hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law rules or provisions (whether of the State of Delaware or any other jurisdiction).

3. Severability. If any term or other provision of this Amendment, or the application thereof, is invalid, illegal, void or incapable of being enforced by any rule of Law, or policy, all other conditions and provisions of this Amendment shall nevertheless remain in force and effect and the application of such term or provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. Any provision of this Amendment held invalid, illegal, void or unenforceable only in part or degree remain in full force and effect to the extent not held invalid, illegal, void or unenforceable.

4. Full Force and Effect. Other than as modified in accordance with the foregoing provisions, the terms of the Stock Purchase Agreement remain in full force and effect and without modification. Except as contemplated by this Amendment, this Amendment shall not operate as a waiver of any condition or obligation imposed on the Parties under the Stock Purchase Agreement. Whenever the Stock Purchase Agreement is referred to herein and in any other agreements, documents and instruments, such reference shall be to the Stock Purchase Agreement as amended hereby.

5. Assignment. This Amendment shall not be assigned by operation of Law or otherwise without the prior written consent of the other Party. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

6. Counterparts. This Amendment may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in portable document format (PDF) format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Amendment or caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BUYER: SOLTA MEDICAL, INC.

By	/s/ John F. Glenn
Name: John F. Glenn
Title: Chief Financial Officer

SELLER: MEDICIS PHARMACEUTICAL CORPORATION

By	/s/ Richard D. Peterson
Name: Richard D. Peterson
Title: Senior Vice President, Chief Financial Officer & Treasurer